Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Met-Pro Corporation

Moderator:   Kevin Bittle
February 26, 2010
10:00 a.m. CT

Operator:	Good morning, my name is (Arnika) and I will be your conference operator today. At this time I would like to welcome everyone to the Met-Pro Fourth Quarter and Fiscal Year End Results conference call.

All lines have been placed on mute to prevent any background noise.  After the speaker's remarks there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question press the pound key. I would now like to turn the call over to Kevin Bittle, Manager of Creative Services. Please go ahead, sir.

Kevin Bittle:
Good morning and welcome to Met-Pro corporation's earnings conference call for the fourth quarter and fiscal year ended January 31, 2010.  My name is Kevin Bittle and I am with the company's creative services department.

With me on the call this morning are Ray De Hont our Chairman and Chief Executive Officer and Gary Morgan our Senior Vice President of Finance and Chief Financial Officer.  Before we begin I'd like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our annual report for the fiscal year ended January 31, 2009 that was filed with the SEC for important factors that among others could cause our actual

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements. And with that I will now turn the call over to Ray. Ray?

Ray De Hont:
Thank you, Kevin.  Good morning everyone and welcome again from Harleysville, Pennsylvania.  Earlier this morning we released our financial results for the fourth quarter and fiscal year ended January 31, 2010.

I hope all of you have had the opportunity to review them.  In a moment Gary Morgan will provide more specific comment on the financial results.  But first I'd like to offer my perspective on our performance.

The fourth quarter proved to be another very challenging quarter as both revenues and earnings were down versus the fourth quarter last year.  These results reflect the lagging effect from the slowdown in global economic activity especially with regard to large projects.  That began more than a year and only recently has begun to slowly mend.  Fortunately, the efficiency and cost reduction initiative we've implemented together with our flexible manufacturing strategy allowed us to generate solid gross margins of slightly greater than 33 percent in the fourth quarter despite reduced revenue levels.

Lower selling general and administrative expenses also positively impacted the fourth quarter financial results.  And together with the solid gross margins allowed us to deliver the most profitable quarter of the fiscal year.  Though fourth quarter new order bookings were down slightly from a year ago the short fall was primarily a timing issue.  Market conditions seem to be improving as new order bookings for the second half of the fiscal year were actually up $5.1 million or 13 percent compare with the first half of the fiscal year.

Large project new order bookings were up approximately $3.7 million or 73 percent in the second half of the fiscal year when compared with the first half of the fiscal year.  We're encouraged by the level of large project activity and remain optimistic regarding future new order bookings.  On a much more positive note during the fiscal year, the company generated a record $15.6 million in cash flow from operating activities.  And ended the fiscal year with a cash balance of $31.4 million.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Though we have made great strides in improving our efficiency and reducing our costs, we cannot and will not rest on our laurels.  We continue to seek new opportunities to improve our operations, lower our costs and leverage our extensive resources and expertise to optimize our business model.  During the fourth quarter we completed consolidation of our Duall, Flex-Kleen and Met-Pro Systems business units into a single business unit Met-Pro Environmental Air Solutions.

The newly formed Met-Pro Environmental Air Solutions will allow us to improve our capacity utilization, reduce our cost structure and improve our competitive positioning and profitability.  We well be better able to take advantage of the many synergies that exist between the Duall, Flex-Kleen and Met-Pro Systems brands.  Providing us the opportunity to gain market share especially in markets where we currently have limited or no presence and service our customers in a more effective manner.  Our lean enterprise and enterprise resource planning initiative continue to make excellent progress and together with our efficiency and cost reduction initiatives will further improve our company.

I would now like to ask Gary Morgan to review our recent financial performance in more detail after which I will provide some concluding remarks before we take your questions Gary.

Gary Morgan:
Thank you Ray.  Met-Pro reported fiscal year 2010 fourth quarter net sales in $19.8 million down 20 percent from last year's fourth quarter. However, that's a modest sequential improvement from the third quarter when revenues were down over 29 percent from the third quarter of last year.  Clearly though the top line is yet to reflect significant market improvement.

Our product recovery and pollution control technology reporting segments net sales were $9 million, which is down 27.5 percent from the fourth quarter a year ago. Looking ahead, we are extremely excited about our new organization structure in this segment and believe this will lead to better market presence and penetration as well as stronger margins in the future.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Net sales in our fluid handling technologies reporting segment were down 17.8 percent compare with the fourth quarter a year ago. Never the less fluid handling sales in the quarter were up for the second consecutive quarter an encouraging sign of stabilization in this important market.

Net sales were down 20.4 percent in our filtration and purification technologies segment where we continue to feel the impact of customer's lean inventories, deferred maintenance and some pricing pressure especially in our Keystone Filter business.

We previously noted that the business seemed to be rebounding in our Mefiag Filtration Technologies reporting segment and in the fourth quarter, net sales were up an impressive 23.1 percent from a year ago.  This segment also reported a quarterly profit for the first time this year.

For the fourth quarter, the consolidated gross margin came in at 33.2 percent down from 35.1 percent reported for the fourth quarter last year.  This percentage drop to a great degree is related to the 20 percent decrease in revenues.  We are very proud of our ability to sustain gross margins despite the fluctuation in net sales and especially given the volatility in our quarterly product mix.

For the fourth quarter, the operating margin came in at 8.8 percent of net sales compared with 13 percent of net sales in the same quarter of last year. Sequentially operating margins are up incrementally from 7.8 percent in this year's third quarter.

Combine selling, general and administrative expenses for the quarter were $4.8 million down 10.7 percent from the $5.4 million a year ago.  The reduction was achieved despite an increase in certain compulsory expenses including pension, health care and stock option costs.  Consistent with previous quarters this year these compulsory expenses represented an incremental $185 thousand in additional fourth quarter costs relative to the same period a year ago or approximately one cent per diluted share. Combine selling expenses did benefit from a reduction in sales commission which is reflective of the differing channels through which products are shipped in any particular quarter.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

For the quarter, we reported net income of $1.3 million or nine cents per diluted share.  Adding back the various incremental compulsory charges earnings for the quarter would have been 10 cents per diluted share.  Quickly looking at the year, net sales were $80.1 million down 22.5 percent from last year.  The gross margin percentage for the year was 34.2 percent little change from the 34.9 percent reported last year.

We reduced selling, general and administrative expenses for the year by 5.4 percent to $20.9 million, from $22 million in the prior year despite the increase in compulsory pension, health care and stock option costs. Allowing for these non-discretionary items overhead is down even more substantially this year.

Net income for the year was $4.4 million compared with 9.9 million for the same 12-month period last year. While earnings were, 30 cents per diluted share compare with 65 cents per diluted share last year. On a pro forma basis, net income and earnings in this most recent fiscal year would have been $5.4 million or 37 cents per diluted share excluding the incremental compulsory costs.

Cash flows from operating activities for the year were a record $15.6 million and were up 28.9 percent compared with last year. As a result Met-Pro’s balance sheet remains strong, with cash on hand at the end of the fiscal year totaling $31.4 million dollars or $2.14 per diluted share.

In summary the fourth quarter financial performance represented a modest improvement from the third quarter. In many respects this performance represents stabilization and leveling of the operating results relative to a more pronounced trend of diminished performance through the first half of this fiscal year. And it was one of our most profitable quarters of the year.

Ray commented earlier today on bookings and quotation activity, on the reorganization of our largest business segment and the strong balance sheet. We believe the combination of these items provides us with a competitive advantage for the upcoming year.  Thank you and I would now like to turn the call back to Ray.  Ray?

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Ray De Hont:
Thank you Gary.  Just a few concluding thoughts before we open the call to questions.  Our performance during the fiscal year ended January 31, 2010, again demonstrated the resiliency of our business model.

We took the opportunity to plant the seeds for the eventual recovery by investing in our business at a time when many in our industry was struggling to simply survive.

As a result we were able to sustain profitability, generate record cash flow from operating activities, and strengthen our balance sheet during one of the most difficult global economic periods in recent memory.

While there remains difficult to conclusively say that our markets are returning to normal there are signs that conditions have improved.  The uptake in total new order bookings as well as the increase in large project activity during the second half of the fiscal year are both positive signs.

Quotation activity remains steady and market set had slowed considerably such as in the Middle East, South America and in Asia are perking back up.  Timing issues with regard to the placement of large project orders still occur.

But they are less frequent and the potential of the job actually being released more concrete.  We are confident that Met-Pro is more ideally positioned to leverage our strong financial position to capitalize on a global economic recovery in which there will be rising demand for our extensive portfolio of energy efficient environmentally friendly and productivity enhancing products.

I am pleased to announce that on December 11th 2009 our board of directors declared a quarterly dividend of six cents per share, payable March 12th 2010 to shareholders of record at the close of business today February 26, 2010.

This is the 35th consecutive year Met-Pro has paid either a cash or stock dividend.  I’d like to thank the many loyal dedicated and talented employees who have contributed to our success as well as thank our shareholders for their continued support.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

I’d also like to thank all of you for your participations in today’s call. I’ll now turn the call back to Kevin Bittle. Kevin?

Kevin Bittle:	Thank you Ray. At this time we would welcome any questions you may have. I would like to ask our operator (Arnika) to provide instructions for this portion of the call.

Operator:
At this time I would like to remind everyone in order to ask a question press star then the number one on your telephone key pad.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from William Bremer with Maxim group.

William Bremer:	Gentlemen?

Male:	Good morning William.

Male:	Hi William.

William Bremer:
Let’s go to the bookings first of all.  The $5.1 million that you’re seeing, second half versus the first half, how does that compare with say comparable year-over-year?  How does that second half comparing to the second half of 08?

Ray De Hont:
You’d actually have to go back three years William to find a year where the second half was greater than the first half.  So that’s why we think it’s a very good sign.  If it was just this year that it happened and it hadn’t happened before I’d say aw, what does it mean?

William Bremer:	Right.

Ray De Hont:
I had to go back three years to find a year where the first half was actually greater, where the second half was greater than the first half.  And it was only slightly greater, it was only about four percent.  This is a 13 percent uptick.

William Bremer:	What particular products are causing this?

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Ray De Hont:
Well some of it is the double arch project activity.  If you look at the large project activity during the second half versus the first half of this year, there was approximately a $3 million difference.

So this large project activity, when you go back to last year, the fourth quarter last year is really where the spigot was turned off as far as large projects.  And there was no visibility in large project activity going forward into fiscal year 2010.

It was, there were projects being bid, and opportunities out there, the question was, were they real opportunities, because they kept getting delayed, delayed, delayed.

This year unlike the beginning of last year we have real project activity that we think the projects are concrete meaning that they will be let, and we feel that we’re positioned pretty well on some of these projects.

You look at the large project activity, it’s not just domestic either and it’s not just one product brands.  It goes across multiple brands.  We have activity in Abu Dhabi and over in Asia, and Singapore.  We have activity down in South America and domestic activity.

And these are large projects, three of which are greater than $2 million in total sales.

William Bremer:	Many of the companies in your group are having not only volume pressure at this time, but also pricing pressure. Are you finding that in some of your end markets?

Ray De Hont:	We’re seeing some pricing pressure. What we’ve been able to do and continue to do is offset that with cost initiatives.

As far as where we really hone in on initiative and are able to reduce our cost that way, rather than just through commodity prices, because you’ve seen an uptick in commodity prices.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

But also we’ve seen some pricing pressure from some of our competitors where, in some cases their desperate to continue to get bookings and work into their facility just to survive.  But we’ve been able to offset that as I said through our purchasing, through our cost reduction and efficiency programs.

Ray De Hont:	Yes William, for the whole fiscal year our cost went down 267 basis points. So we were able to reduce our material cost, it was offset by a higher overhead cost as a result of lower sales.

William Bremer:	Gary, s couple housekeeping questions. We had a nice other income, $121 thousand, can you give me an idea of what that was?

Gary Morgan:	That was a combination of interest income on the cash balance and also currency gains coming from on (inaudible).

William Bremer:	OK, in terms of the strengthening dollar?

Gary Morgan:	That’s correct.

William Bremer:	And also we had a tax rate here that is less than what I was forecasting, 28 spot 7. Can you give me some color there?

Gary Morgan:	Yes, we made a tax adjustment a little under $100,000, about $90,000, for a favorable benefit from Research and Development tax credits and also from the exercise of stock options.

William Bremer:	OK, and in terms of a tax rate you used for fiscal 11 what should we be using?

Gary Morgan:	I would stick with 33-1/2 percent moving forward.

William Bremer:	OK, my final question international versus domestic, what was the proportion there, and how much was after market?

Gary Morgan:
In the international side, we ended the year with 24.5 percent of our sales were international sales versus last year was 25.7 percent.  So we were a little down from the prior year and your second question…

William Bremer:	After market.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Gary Morgan:	I'm sorry? After market?

William Bremer:	The aftermarket.

Gary Morgan:	After market is still around 35 to 40 percent of the total sales of the year.

William Bremer:	OK, I have that compute. Thank you, gentlemen.

Ray De Hont:	Thank you …

Gary Morgan:	OK, thank you …

Operator:	Again, as a reminder in order to ask a question press star and then the number one on your telephone keypad. Your next question comes from Jinming Liu with Ardour Capital.

Jinming Liu:	Good morning.

Ray De Hont:	Good morning.

Gary Morgan:	Good morning, Jinming.

Jinming Liu:
Your last earnings call you mentioned that you have some very promising leads in terms of acquisitions.  You pointed out some opportunities in Europe and some opportunity here in terms of some potential companies.  Can you give me an update on that?

Ray De Hont:
Yes.  We've requested significant information back from one which we've gotten and we're reviewing right now.  The other thing is as far as we are working with an M&A firm and we've had numerous strategic meetings as far as which potential companies we should contact.

And they contacted them. I've had contact with some of them so it's moving along. Can I say there is anything absolute at this point? No. But they are moving along.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Jinming Liu:	OK. So another related question is your (inaudible) is a very strong cash flow and your cash balance increase a lot. We have to ask this question again. What are you going to use your cash for?

Ray De Hont:
Well, to invest in the business itself but also for acquisitions.  WE continue to invest in the business to improve it but we need to make an acquisition but we don't want to make one just to make – to say we made an acquisition.  So we are looking at that and we, as I said, we have progressed from where we were in the third quarter but again nothing absolute to where I can say we're going to close on one shortly.

Jinming Liu:	OK. Are you thinking to do on the stock buyback program or does that change the provision? I think you only have a little bit shares left in that program.

Gary Morgan:	In that program, Jin, we have 275,000 shares currently available in that program.

Ray De Hont:
And we review that as far as depending what the stock is doing and whether we feel it's undervalued or is there an opportunity that presents itself as far as stock buyback.  We don't look to do that just on a regular basis but we evaluate that.  Our Board evaluates that and we make our decisions accordingly.

Jinming Liu:	OK, thanks a lot.

Ray De Hont:	You're welcome.

Gary Morgan:	Thank you.

Operator:	Your next question comes from Alan Brochstein with AB Analytical Services.

Alan Brochstein:
Yes, thank you for taking my call.  I just had a question and I apologize I joined late, maybe you explained it but the bookings were very strong through Q3.  And then obviously a draw back down this quarter to kind of more normal but improving kind of numbers.  But can you explain that volatility.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Gary Morgan:
Sure.  In the third quarter, we had over $5 million worth of large project activity that we booked.  When you go into the second quarter, the second quarter didn’t have that kind of new order bookings for large projects.  In addition, during the second quarter you have your holiday seasons.  You have your Thanksgiving.  You have your Christmas and your new years.  That does affect the fluid handling side of the business and then the third thing that occurs during the fourth quarter, if we have one seasonal business it's really our chemical business.

And that business just typically is impacted by the weather during the fourth quarter and let's say in the beginning of the first quarter.  So those three things attributed to that.  We had some timing issues in the fourth quarter also on two major projects.  One of them being approximately 4 million and the other one being about $1.6 million.

These are projects that we feel we have a good chance at obtaining the orders for.  I can't guarantee but we feel good about them and they slipped out of the fourth quarter but they're real projects.  We feel they're concrete projects where they will be let.  It's just a matter of timing and I don't see anything it was two years ago where the timing kept getting delayed, delayed where it went right out of the fiscal year.

So those are the things that happened in the fourth quarter versus the third quarter.

Alan Brochstein:	And so I see that your backlog is down I guess about 20 percent year-over-year…

Gary Morgan:	No, that…

Alan Brochstein:	Your Indian backlog? Is that right?

Ray De Hont:	The backlog is actually up.

Gary Morgan:	Yes, the back log– we ended the year with a $17.5 million backlog, Allen and last year…

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Alan Brochstein:	No, I'm looking at bookings year-over-year. I'm sorry. So your backlog is up 17 percent?

Gary Morgan:	It's up a total of 14.1 percent. And we ended the year with a $17.5 million backlog and last year was 15.3 million.

Alan Brochstein:	Got it. OK, thanks for that clarification.

Gary Morgan:	You're welcome.

Alan Brochstein:
And then just following up on the previous question – I'm just curious if you could kind of weigh – obviously you're looking at acquisitions.  I don't – if you could tell me one, how large of an acquisition would be reasonable for us to expect and I guess the second part of that is I can't understand absent that why you're not repurchasing stock.

I just heard what you said about you evaluate it when it's inexpensive but I don't understand that.

Ray De Hont:
Well, the first question as far as with the acquisition, our sweet spot is somewhere in the 15 to $30 million revenue number, not to say we couldn’t go higher if the opportunity presented itself and it was a good opportunity we felt strategically would fit and allow us to benefit from it.

But when you – again when you look at the (inaudible) stock buyback we historically have not been a company to buy back the stock unless an opportunity or a certain occurrence took place.

You go back a couple of years ago we had – or not this past year but the year before, we had a large stock buyback but that was because of circumstances at the time.  And we decided that it just made good sense because if we didn’t do that, we felt that going forward the stock would really be negatively impacted so we bought back a large block of stock to prevent that from happening.

Alan Brochstein:	OK, I'm sure also given the liquidity to your stock and everything that’s something you take into consideration also.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Ray De Hont:	Yes. Absolutely.

Alan Brochstein:
OK, well that makes sense.  Then my last question is did you all make some sort of change in your pension fund or maybe a better question is can you tell me what's been going on there in terms of how its impacted your reported earnings.

Gary Morgan:	Well, …

Alan Brochstein:	(Inaudible) address that Gary.

Ray De Hont:
Well if you go back a few years, I'll answer the first part and Gary can maybe add to it.  We froze our pension plan, our defined benefit plan in 2006. I think that was a very good move considering what happened with the stock market and so forth.  And what we did is we have 401K plan that we have for our employees, but had we not frozen it, I think we would be in far worse shape.  And I'll let Gary talk to some of the specifics.

But that’s what we did with the pension plan.  Froze the defined benefit plan and enhanced our 401K plan for our employees.  So that we can go forward and not have as volatile a condition with our defined benefit plan.

Gary Morgan:
And what happened in our fiscal end – during the fiscal year-end of January 31st, 2009, (Allen), the returns on the investments that we were in – the stock market didn’t do well during that period of time so the value or the fair value of the assets went down as a result of that our pension expense went up to $800,000 a year.

In the fiscal year-end at January 31st, 2010, the one we just ended, the returns have been very good and we're starting to see signs of that.  So that expense should start going down in future periods assuming the stock market continues to go upward.  So it's all related to the returns in the stock market.

Alan Brochstein:	OK, I understand. And then have you all done anything in terms of and this goes beyond just the 401K but are there any sort of operating expenses that you pared

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

back on maybe contributions to the 401K matches or anything else in your business that you are going to have to restore going forward if things pick up.

Gary Morgan:	We did not make any cuts in our 401K plan over the last two years. So there will be no additional – no – nothing we have to restore.

Alan Brochstein:	So nothing on salaries or anything.

Ray De Hont:	No, no.

Alan Brochstein:	OK, well, great. It sounds great. Thanks a lot, guys.

Ray De Hont:	You're welcome.

Gary Morgan:	You're welcome. Thank you.

Operator:	Again, in order to ask a question press star then the number one on your telephone keypad. Your next question comes from Tom Clancy with Philadelphia Trust.

Tom Clancy:	Hi, guys, thanks for taking the call.

Gary Morgan:	Morning, Tom.

Ray De Hont:	Morning, Tom.

Tom Clancy:	My first question could you just clarify what that other income was. You had – it looks like 120 something million – thousand of other income.

Gary Morgan:	Yes, so on that – part of it was interest income on the cash balance and the other part of it was the gain on currency for a dividend out of Holland, out of Euros.

Tom Clancy:	OK, and then the reduction in your accounts receivable, was that actual cash collections or did you sell receivables?

Gary Morgan:
No that was actual cash collections.  We put a concerted effort into the working capital by driving down the days, the outstanding – the AR days outstanding and we've been putting an effort into this thing.  And we're able to reduce the days by eight days from last year.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Tom Clancy:	Wonderful, good job.

Gary Morgan:	So we're driving that receivables, not only on the receivable side. The inventory side we're also looking the payable side.

Tom Clancy:	And your inventory levels, how of that is raw materials versus finished goods?

Gary Morgan:	Of the $16 million of inventory, a very small amount is finished goods, maybe 1 or $2 million. Raw materials is probably 7 or $8 million.

Tom Clancy:	Great.

Ray De Hont:
And as you know, Tom, we are going through a lean program.  Lean enterprise program and one of the things that occurs with that program is to drive your inventory drive because of how lean manufacturing works.

And that’s helped us this past year and we see future progress that will help us reduce our inventory even further.

Tom Clancy:	Excellent. And if we can take a quick look at the bookings, what kind of end markets are you seeing the bidding activity in?

Ray De Hont:
One of them surprisingly has been the municipal market and not just domestically but internationally.  We're some stuff on domestic type – on international type municipal business over in Abu Dhabi and over in Singapore and Malaysia and that type of thing but that’s been an area that’s had a very good year domestically and now we're showing signs internationally.

Another area is on laboratory fuel hood exhaust marketplace.  So we're seeing that worldwide.  There is some very large projects that we're working on both domestically and globally.  So those are two markets.  We're seeing some things happening on the waterside surprisingly.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

The municipal side with our pump business.  I've seen more activity there than in recent years.  And we think there are opportunities on the chemical side for us on the municipal side of our business.  We traditionally play in one market and we think we can supplement that market with other projects within the chemical municipal market by doing things slightly different.

And we have a strategy and a plan to just do that. I think there – so there is an opportunity there for our chemical business.

Tom Clancy:	And your bookings, does that mix of business is that greater – does that have a greater weight international revenue that your historic mix?

Gary Morgan:	It's been – it's about the same as the historic mix. There has been no change in that – in the mix.

Ray De Hont:
We do believe going forward though that – and we were on that pace prior to the economy, the global economy falling apart.  We think down the road we're going to wind up somewhere 50/50 in the future as far as 50 percent domestic, 50 percent international.

Tom Clancy:
And your sales into those markets, how are those occurring?  I know you guys had a contract sales agreement out of Europe.  Is that performing as expected?  Is that your kind of go to market strategy there or are you taking a more direct approach with the engineering firms?

Ray De Hont:
Well when you look at our businesses we manage them with project – with regional sales managers but we have distributors and sale reps worldwide.  The goal is though down the road as everything starts coming back is actually put Met-Pro people on the ground in those regions.

And not just have somebody in South America but somebody on the ground managing distribution and sales representation in Asia and then in Europe also.  But its – if you look at the pump side of this business, the pump industry is basically a distributor business by resell.

If you look at large pollution control product recovery type business, that’s more a sales rep or direct sales and then our businesses are a combination of both.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

But you have to have a strong distribution as far as for the pump type business and you have to have a strong rep force. And we've been building that as we go forward year to year.

Now one of things we've done by the way when we consolidated the three brands into one group, Met-Pro and Environmental Air Solutions. We now have a global sales group and it’s a little different than what we use to do. We use to have an international group and a domestic group for those products.

And what you found out was happening is domestically they were getting more attention than the international side because those people resided in those divisions.  Well what we've done now is we have one head of global sales and this person now can take people both domestically and internationally and bring them anywhere he wants in order to go after a job or promote different solutions and products.

So we think it's better organized than it was before to really attack the worldwide market.

Tom Clancy:	OK, yes that makes sense. And even though you guys did the consolidation, it looks like your goodwill hasn’t moved at all. Should we not expect impairment in any of that?

Gary Morgan:	The consolidation had no impact on the goodwill, Tom, so.

Tom Clancy:	OK.

Ray De Hont:	At this point we had no impairment related to the goodwill and all.

Gary Morgan:	And we review that every year with our auditors to make sure that there is no impairment and with think the new organization will help drive all three of the businesses more strongly than in the past.

Tom Clancy:	Great, thanks so much for the call. I appreciate it. Keep up the good work.

Gary Morgan:	Thank you, Tom.

Ray De Hont:	Thank you, you're welcome.

Met-Pro Corporation
Moderator: Kevin Bittle
02-26-10/10:00 a.m. CT
Confirmation # 54625283

Operator:	Our next question comes from Alan Brochstein with AB Analytical Services.

Alan Brockstein:	All right, great, so I was going to ask about international when I queued and I didn’t know how to un-queue so I’m going to have to throw my other question out. Sorry about that.

Ray De Hont:	No problem.

Alan Brochstein:
That question is as far as – the EPA is supposedly getting a little bit more activist and I’m just wondering if any of your pollution control, if you’re aware of anything that could benefit you guys there.

Ray De Hont:
Well, yes, the regulatory rules you know that helps us.  It helps us on the odor control side, on the fume side.  It helps us as far as (particulate) and they are passing regulations that are more stringent.  And we believe that going forward, we will benefit from that.

Alan Brochstein:	Ok.

Ray De Hont:
They are constantly tweaking down and making the regulations for (particulate) control much more stringent.  And of course, a lot of our products take care of particulate control.  So, we see a benefit from these – from the regulatory side.  Just, they have to enforce them.  That’s the key.

Alan Brockstein:	Got it. Thanks a lot.

Ray De Hont:	You’re welcome.

Operator:	At this time, if there are no further questions, I would now like to turn the call back over to Mr. De Hont for closing remark.

Ray De Hont:
Thank you (Arnika).  Once again, thank you for joining us this morning.  We hope we’ve been able to provide you with the useful update of Met-Pro’s progress and performance.  But, if you should have any further questions, please feel free to either me or Gary Morgan.  Have a great day.

Operator:	This concludes today’s conference call. You may now disconnect.

END